Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and
Chief Executive Officer
(763) 551-5000

For Immediate Release

CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS

THIRD QUARTER RESULTS

Minneapolis, MN, December 21, 2004 — Christopher & Banks Corporation (NYSE: CBK) today reported results for its third quarter and nine months ended November 27, 2004.

Net sales for the third quarter increased 12% to $120.6 million from $107.3 million last year, while same-store sales declined 1% during the quarter.  In line with recently revised expectations, net income was $7.8 million, or $0.22 per diluted share, compared with $11.4 million, or $0.29 per diluted share, in the prior year period.

For the nine months ended November 27, 2004, net sales increased 10% to $319.6 million from $290.4 million last year, while same-store sales declined 4%.  Net income was $23.5 million, or $0.64 per diluted share, compared with $31.0 million, or $0.81 per diluted share last year.  As of November 27, 2004 the Company operated 648 stores compared to 535 stores at November 29, 2003.

Bill Prange, Chairman and Chief Executive Officer of Christopher & Banks Corporation commented, “Throughout much of the third quarter and particularly in late November we encountered a cautious consumer.  While sales results were disappointing for the quarter, we responded to the sluggish consumer demand by taking the markdowns necessary to keep our

CHRISTOPHER & BANKS CORPORATION REPORTS                                                                        Page 2

THIRD QUARTER RESULTS

inventories on plan.  We finished the quarter with total inventory per square foot being flat with last year.”

Mr. Prange concluded, “Based on month to date performance and our expectations for the balance of the month, we anticipate that December same-store sales will decline in the range of 6% to 7%.   We do, however, anticipate that December merchandise margins will improve modestly over last year’s levels.  Further, we anticipate that the benefits of a calendar shift will have a positive impact on January same-store sales.  Last year December 26th and 27th were included in the Company’s fiscal December, whereas this year those two days are included in the Company’s fiscal January.”

Consistent with the approach in recent quarters, the Company will provide earnings guidance for its fourth quarter ending February 26, 2005 on February 3, 2005 when January sales results are released.

The Company will discuss its third quarter results in a conference call scheduled for today, December 21, 2004, at 5:00 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Same-store sales for the Company’s fiscal month ending December 25, 2004 will be reported on December 30, 2004 before the market opens.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 648 stores in 44 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 472 Christopher & Banks stores, 155 C.J. Banks stores and 21 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Tables Follow

CHRISTOPHER & BANKS CORPORATION REPORTS                                                                        Page 3

THIRD QUARTER RESULTS

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE INCOME STATEMENT

FOR THE THREE AND NINE MONTHS ENDED

NOVEMBER 27, 2004 AND NOVEMBER 29, 2003

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 27, 2004	November 29, 2003	November 27, 2004	November 29, 2003
	(Unaudited)		(Unaudited)

Net sales	$120,592	$107,285	$319,590	$290,368
Merchandise, buying and occupancy, exclusive of depreciation and amortization shown separately below	75,569	62,211	193,918	163,775
Gross profit, exclusive of depreciation and amortization shown separately below	45,023	45,074	125,672	126,593

Selling, general and administrative	29,042	23,629	78,126	68,120
Depreciation and amortization	3,476	3,044	9,882	8,492
Operating income	12,505	18,401	37,664	49,981
Interest income	189	150	689	549
Income before income taxes	12,694	18,551	38,353	50,530
Income tax provision	4,900	7,161	14,804	19,505

Net income	$7,794	$11,390	$23,549	$31,025
Basic earnings per share: Net income	$0.22	$0.30	$0.64	$0.83

Basic shares outstanding	35,680	37,747	36,526	37,472

Diluted earnings per share: Net income	$0.22	$0.29	$0.64	$0.81

Diluted shares outstanding	36,161	38,705	37,066	38,398

                                                                    ~ more ~

CHRISTOPHER & BANKS CORPORATION REPORTS                                                                        Page 4

THIRD QUARTER RESULTS

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE BALANCE SHEET

(in thousands)

	November 27, 2004	November 29, 2003
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,313	$21,157
Short-term investments	17,000	50,865
Merchandise inventories	48,325	40,229
Income taxes receivable	3,221	—
Other current assets	12,921	10,251
Total current assets	105,780	122,502

Property, equipment and improvements, net	91,920	78,255
Other assets:
Goodwill and intangible assets	4,408	—
Other	147	85
Total other assets	4,555	85

Total assets	$202,255	$200,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,118	$4,599
Accrued liabilities	16,637	15,546
Total current liabilities	28,755	20,145

Other liabilities	10,370	4,997

Stockholders’ equity:
Common stock	425	422
Additional paid-in capital	60,859	59,090
Retained earnings	162,422	136,462
Common stock held in treasury	(60,576)	(20,274)
Total stockholders’ equity	163,130	175,700

Total liabilities and stockholders’ equity	$202,255	$200,842

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